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INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
   GMAC Mortgage Corporation of PA

We have examined management's assertion about GMAC Mortgage Corporation of PA's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) as of and for the ten-month period ended October 31, 1995 included in the accompanying management assertion. Management is responsible for GMAC Mortgage Corporation of PA's compliance with those standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GMAC Mortgage Corporation of PA's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GMAC Mortgage Corporation of PA's compliance with the minimum servicing standards.

In our opinion, management's assertion that except for noncompliance with item I(1) of USAP, GMAC Mortgage Corporation of PA complied with the aforementioned minimum servicing standards as of and for the ten months ended October 31, 1995, as described in management's report, is fairly stated in all material respects.



/s/Deloitte & Touche LLP

February 16, 1996





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